UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 22, 2014

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Technology Drive
San Jose, CA 95110
(Address of principal executive offices, including zip code)

(408) 441-0311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 23, 2014, the Board of Directors of Atmel Corporation (“Atmel” or the “Company”) amended Article II, Section 2.2 of the Company’s Bylaws to enhance the information requirements related to the submission of potential stockholder proposals and Article VI of the Company’s Bylaws to clarify and enhance provisions related to the indemnification of Directors and Officers and non-Directors and Officers that the Company determines to indemnify.

The full text of the Bylaws, as amended and restated, are filed as Exhibit 3.1 hereto and are incorporated herein by reference.

Item 5.07  Submission of Matters to a Vote of Security Holders.
At the Annual Meeting of Stockholders of Atmel Corporation held on May 22, 2014 (the “Annual Meeting”), proxies representing 379,592,986 shares of common stock, or approximately 90.23% of the total outstanding shares on the record date for the Annual Meeting, were present. The table below presents the voting results for the election of the Company’s Board of Directors:

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Steven Laub	323,953,001	1,817,576	895,126	52,927,283
Tsung-Ching Wu	324,186,153	1,637,100	842,450	52,927,283
David Sugishita	320,868,643	4,917,015	880,045	52,927,283
Papken Der Torossian	320,897,126	4,873,889	894,688	52,927,283
Jack L. Saltich	319,211,005	6,569,590	885,108	52,927,283
Charles Carinalli	320,887,638	4,868,961	909,104	52,927,283
Dr. Edward Ross	324,125,224	1,614,807	925,672	52,927,283
The stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2014. The proposal received 376,820,129 votes for, 1,595,212 votes against, 1,177,645 abstentions, and no broker non-votes.
The stockholders approved, in a non-binding advisory vote, the compensation paid to the Company’s named executive officers. The proposal received 290,223,354 votes for, 35,145,957 votes against, 1,296,392 abstentions, and 52,927,283 broker non-votes.
Item 9.01  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Atmel Corporation, effective as of May 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION

May 29, 2014	By:	/s/ Steve Skaggs
Steve Skaggs
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Atmel Corporation, effective as of May 23, 2014.